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                                  EXHIBIT 10.19


                                  July 11, 2001

R. Barry Uber
106 Crosstree Drive North
Hilton Head Island, South Carolina 29926

Dear Mr. Uber:

         This letter sets forth the mutual understandings and agreements between you and American Commercial Barge Line LLC ("ACBL") on the terms and conditions upon which you will be employed as President of ACBL. These terms are as follows:

         1. Commencement Date. Your employment with ACBL will begin on July 16, 2001, or such other mutually agreeable date (the "Commencement Date").

         2. Position and Responsibilities. You will serve as the President of ACBL. As such, you will be assigned duties consistent with such position. In this capacity, you will report to the President and Chief Executive Officer of American Commercial Lines LLC.

         3. Base Salary. Beginning on the Commencement Date, your base salary ("Base Salary") will be $275,000.00, with the opportunity for increase pursuant to ACBL's regular salary adjustment programs. You will be paid bi-monthly, in accordance with ACBL's standard payroll program. Any increase in Base Salary is subject to the review and approval of the Board of Representatives (the "Holdings Board") of American Commercial Lines Holdings LLC (the "ACL Holdings"), the ultimate parent company of ACBL. All compensation paid to you hereunder shall be subject to all required payroll withholdings and deductions, including, but not limited to, federal, state and local taxes.

         4. Bonus Opportunity. You will have the opportunity to receive an annual performance based bonus for calendar year 2001 of up to 165% of your Base Salary ("Annual Bonus"); provided that for calendar year 2001, your annual bonus will be at least $50,000.00 and for calendar year 2002, your annual bonus will be at least $150,000.00. Any Annual Bonus based on calendar year 2001 will be prorated to take into account the actual number of months worked in 2001, except that the guaranteed minimum of $50,000 shall not be prorated and shall be paid to you regardless of the actual number of months worked in the year. The payment of any Annual Bonus is based on the financial performance of ACBL and its affiliates. The financial goals underlying the Annual Bonus are established by the management of ACL and submitted to the Compensation Committee of the Holdings Board, which issues a recommendation to the Holdings Board for approval at the Board Meeting typically held in the first quarter of each calendar year. Annual Bonus shall be paid on the earlier to occur of (i) the date on which annual bonuses are paid to other members of ACBL management; or (ii) May 1st of the year following the year in which the bonus was earned.

         5. Commencement Bonus. Within one month following the Commencement Date, you will be paid a one-time commencement bonus of $150,000.00 (the "Commencement Bonus").

         6. Car Allowance. You will receive a monthly car allowance of $770.00 per month, paid pursuant to the ACL Company Vehicle and Employee Ownership Reimbursement Program (the "Car Allowance").

         7. Housing Allowance. Beginning on the Commencement Date, and ending on the date which is three years following the Commencement Date, you will receive a monthly housing allowance of $2,500.00 per month.

         8. Employee Benefits. You will be entitled to take part in all employee benefit programs offered to salaried employees of ACBL, as the same may be amended or modified from time to time at the discretion of ACBL.
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         9. Termination by ACBL Without Cause. ACBL may terminate your employment without cause for any reason, or no reason whatsoever, by providing you written notice of its intent to terminate without cause, specifying in such notice a termination date (the "Termination Date") not less than fourteen (14) calendar days after the giving of the notice (the "Notice Period"). Your employment with ACBL shall terminate at the close of business on the Termination Date. Except as otherwise set forth herein, on the Termination Date, ACBL's obligation to pay you the compensation and benefits described in this letter shall immediately cease and expire; provided however, that, within fifteen (15) business days following the Termination Date, ACBL will pay you severance compensation ("Severance Compensation") in an amount equal to 12 months of your Base Salary, together with any earned but as yet unpaid Annual Bonus from any prior calendar year, any unpaid Commencement Bonus, and any guaranteed Annual Bonus which ACBL would have been required to pay at the end of the year in which the termination occurred.

         10. Termination for Cause. (a) ACBL may terminate your employment at any time for Cause. As used herein, "Cause" shall mean:

         (i) your willful and continued failure to perform substantially your duties with ACBL or any of its subsidiaries or affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Holdings Board and the President and Chief Executive Officer of ACL which specifically identifies the manner in which the Holdings Board and the President and Chief Executive Officer of ACL believes that you have not substantially performed your duties; or

         (ii) the willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to ACBL or any of its subsidiaries or affiliates.

         (iii) For purposes of this definition, no act or failure to act, on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of ACBL or any of its subsidiaries or affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Holdings Board and upon the instructions of the President and Chief Executive Officer of ACL or a senior officer of ACBL or based upon the advice of counsel for ACBL shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of ACBL.

         (b) Upon any termination for Cause, ACBL's sole financial obligation shall be to pay you salary through the date of termination, together with any unpaid Commencement Bonus and any earned but as yet unpaid Annual Bonus from any prior calendar year. Otherwise ACBL's obligation to pay you the compensation and benefits described in this letter shall immediately cease and expire of the date of the termination.

         11. Termination for Good Reason. (a) You may terminate your employment at any time for Good Reason. As used herein, "Good Reason" shall mean, unless and to the extent otherwise waived in writing by you, the termination of your employment with ACBL initiated by you, which occurs within 90 days of any of the following events (excluding for this purpose, isolated, insubstantial and inadvertent actions not taken in bad faith which are remedied by ACBL promptly after receipt of notice thereof given by you):

         (i) a decrease in your aggregate Base Salary or Annual Bonus opportunity, or a significant reduction in the amount of additional benefits or perquisites provided to you as of the Commencement Date;

         (ii) any action by ACBL which decreases your authority, duties or responsibilities as determined on the Commencement Date; or

         (iii) the assignment of duties to you that are inconsistent with your duties and responsibilities on the Commencement Date; or
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         (iv) any significant or material deterioration of the business of ACBL, as compared to the Commencement Date.

         (b) Upon any termination for Good Reason, ACBL's obligation to pay you the compensation and benefits described in this letter shall immediately cease and expire; provided however, that within fifteen (15) business days following the date of your termination for Good Reason, ACBL will pay you Severance Compensation, as described in Section 9 of this letter, together with any earned but as yet unpaid Annual Bonus from any prior calendar year, any unpaid Commencement Bonus, and any guaranteed Annual Bonus which ACBL would have been required to pay at the end of the year in which the termination occurred.

         12. Termination Due to Death. If you die during your employment with ACBL , ACBL's obligations to pay the compensation and benefits described herein
Section 4 of this Agreement shall immediately cease and expire, except that, within fifteen (15) business days your death ACBL shall pay your estate (or other lawful successor) that portion of your Base Salary which was earned through the termination date, together with any unpaid Commencement Bonus and any earned but as yet unpaid Annual Bonus from any prior calendar year. Thereafter, ACBL shall have no further obligations to you or your estate, heirs, executors, administrators, and personal representatives).

         13. No Duty to Mitigate; No Offset. Following the termination of your employment for any reason, you shall have no duty to mitigate or to seek or take subsequent employment. If you do obtain subsequent employment, your right to the payments set forth in Sections 9 through 12, or to any other post-employment payments due hereunder, shall not be offset or reduced by any compensation or benefits received you from such employment or from any other source.

         14. Purchase of Units. (a) Beginning on the Commencement Date, and ending on the date which is three years following the Commencement Date (such date being the "Final Purchase Date"), you will be entitled to purchase, subject to the other terms of this Section 14 an equity position ("Units") in ACL Holdings in an amount not to exceed, in the aggregate, one percent (1%) of the authorized, issued and outstanding Units on a fully diluted basis (or such similar amount in the event of any change in the capital structure of ACL Holdings prior to the Final Purchase Date) for $10.00 per Unit.

         (b) Vesting of the Units shall be based on the actual date on which the units are purchased, provided that in any case, all units purchased on or before the Final Purchase Date shall be fully vested on the date which is three years following the Commencement Date, all as set forth in the Executive Unit Purchase Agreement described below.

         (c) As a condition to the purchase of any Units, you will be required to execute certain documents required of all other members of management who have purchased such Units, including, but not limited to, an Executive Unit Purchase Agreement, a joinder to the ACL Holdings LLC Agreement, and a joinder to the Registration Rights Agreement.

         (d) You may purchase Units up to the aggregate amount of one percent at any time by giving at least 30 days prior written notice (the "Unit Purchase Notice") setting forth (i) the number of Units you wish to purchase; and (ii) the exact date, at least 14 days following the date of the Unit Purchase Notice, on which you wish to purchase the Units (the "Unit Purchase Date"). At least three (3) business days prior to the Unit Purchase Date, you will receive a valuation setting forth the purchase price of the Units (the "Unit Purchase Price"), together with payment instructions and any other instructions necessary to consummate the purchase of Units.

         15. Noncompetition. As an inducement to ACBL to offer employment to you, on the terms and conditions set forth herein, you agree that, during (i) the period of your employment with ACBL, and (ii) for one year thereafter, (the "Noncompete Period"), you shall not directly or indirectly own (except for an interest of less than 5% in a company whose shares are publicly traded), manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as now conducted or as conducted as of the end of your employment with ACBL, within
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any metropolitan area in which ACBL or any subsidiary or affiliate engages in such business. During the Noncompete Period, you shall not directly or indirectly through another entity (x) induce or attempt to induce any employee of ACBL or any subsidiary or affiliate to leave the employ of ACBL, (yi) hire any person who was an employee of ACBL or any subsidiary or affiliate at any time during your employment with ACBL, or (zi) induce or attempt to induce any customer, supplier, licensee, franchiser or other business relation of ACBL or any subsidiary or affiliate to cease doing business with ACBL or any subsidiary or affiliate.

         We are very pleased that you are considering our offer, and hope you will join us in making a significant contribution to the continued progress of ACBL. If the terms set forth herein comport with your understanding of the terms and conditions agreed upon, please countersign this letter and return a copy to my attention.

                                                         Yours very truly,

                                                         /s/ Michael C. Hagan

                                                         Michael C. Hagan

 Agreed to and accepted:


 By:      /s/ R. Barry Uber

 Dated:   July 11, 2001